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                                                                      EXHIBIT 11

                             APPLIED INNOVATION INC.


              Statement Regarding Computation of Earnings Per Share

              For the years ended December 31, 2000, 1999, and 1998



                                                                  2000                 1999                 1998
                                                              -----------          -----------          -----------
Weighted average number of common shares outstanding
- used for computation of basic earnings per share             15,598,723           15,598,143           15,804,608

Add net shares issuable pursuant to stock
option plans less shares assumed
repurchased at the average market price                           415,430               48,907              158,238
                                                              -----------          -----------          -----------

Number of shares for computation of
diluted earnings per share                                     16,014,153           15,647,050           15,962,846
                                                              ===========          ===========          ===========

Net income for basic and diluted earnings per share           $10,145,002          $ 7,005,081          $ 2,309,652
                                                              ===========          ===========          ===========

Basic earnings per share                                            $0.65                $0.45                $0.15
                                                                    =====                =====                =====

Diluted earnings per share                                          $0.63                $0.45                $0.14
                                                                    =====                =====                =====





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